Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 6, 2012

LEGGETT & PLATT ANNOUNCES FOURTH QUARTER AND 2011 RESULTS

Carthage, MO, February 6, 2012 —

•	4Q EPS of $.06; includes a $.16 restructuring-related charge

•	Adjusted[1] 4Q EPS was $.22, versus $.21 in prior year

•	Full year 2011 EPS of $1.04; includes a $.16 restructuring-related charge

•	Adjusted[1] 2011 EPS was $1.20, versus $1.15 in 2010

•	2012 EPS guidance of $1.20-1.40, on sales of $3.6-3.8 billion

Diversified manufacturer Leggett & Platt reported fourth quarter earnings per diluted share (EPS) of $.06. Fourth quarter EPS would have been $.22, except for a restructuring-related, predominantly non-cash charge (announced on December 28) of $37 million, or $.16 per share. In the fourth quarter of 2010, EPS was $.21.

Fourth quarter 2011 sales were $854 million. Same location sales grew 6%, primarily due to inflation and higher trade sales at the steel mill.

Full Year Financial Results

Full year 2011 EPS was $1.04. Full year EPS would have been $1.20, except for the $.16 restructuring-related charge. Full year 2010 EPS was $1.15. EPS in 2011 benefitted from stock repurchases and a lower effective tax rate. Full year sales increased 8% to $3.64 billion, mainly from inflation and currency rate changes. Unit volume grew 3% primarily due to a shift in the mix of sales at the company’s steel mill (from intra-segment to trade).

The company generated $329 million of cash from operations during 2011. Major uses of cash included $231 million to fund dividends and capital requirements, and $205 million (net) to purchase Leggett stock. Net debt to net capital was 29% at year end, below the conservative end of the company’s 30%-40% target range.

CEO Comments

President and CEO David S. Haffner commented, “We remain well poised for earnings growth when the economy expands. That has not yet occurred broadly; to the contrary, in our markets, aggregate demand was essentially flat in 2011. As a result, we continue to tightly manage costs, exit unprofitable businesses, and focus on other elements of our strategic imperatives.

“Though sales grew in 2011, most of the increase was due to inflation and currency rates, which didn’t generate much profit. After improving for the last three years, EBIT margin declined in 2011 due to restructuring costs, inflation, and weak market demand for some of our products. We are dedicated to reversing this trend in 2012.

“Despite these challenges, for the fourth consecutive year Leggett & Platt stock generated a higher return for investors than did the S&P 500 index. Our shareholders continue to benefit from the company’s 5% dividend yield, 40 years of annual dividend increases, strong cash flow, stock buybacks, conservative balance sheet, and TSR-driven2 strategy. As we have for over 20 years, we generated more than enough cash from operations to fund dividends and capital expenditures. Our Total Shareholder Return (TSR) for the 3-year period ending December 31, 2011, ranked in the top 38% of the S&P 500 companies, just shy of our goal to be in the top third.

1   Adjusted EPS excludes solely the $.16 charge, and is provided to aid investors’ understanding of comparability to prior periods.

2   TSR = Total Shareholder Return = (Change in Stock Price + Dividends Received) / Beginning Stock Price

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“In December, we announced our first significant acquisition since 2007. Western Pneumatic Tube specializes in fabricating thin-walled, large diameter, welded tubing from titanium, nickel-based alloys, and other high strength metals for leading aerospace suppliers and manufacturers. As the leading provider of the types of extremely high-quality, critical function, non-commodity products it manufactures, Western is a competitively advantaged business that provides us diversification into a growing, profitable, attractive industry.”

Dividend and Stock Repurchases

2011 marked the 40th consecutive annual dividend increase for Leggett & Platt, with a compound annual growth rate of nearly 14% during that period. Only two other S&P 500 members can claim as high a rate of dividend growth for as many years. At Friday’s closing share price of $23.22, the indicated annual dividend of $1.12 per share generates a dividend yield of 4.8%.

For the full year, the company purchased 10.1 million shares of its stock, and issued 3.3 million shares through employee benefit and stock purchase plans. As a result, the number of shares outstanding declined by 5% during 2011, to 139 million at year end.

2012 Outlook

Leggett anticipates 2012 sales of $3.6-3.8 billion, reflecting its belief that the economy will improve modestly. The company expects that its recent restructuring activities will benefit 2012 earnings by $.07-.10 per share, but this will be partially offset by higher anticipated interest expense and effective tax rates. Given all these factors, Leggett projects 2012 EPS of $1.20-1.40.

Cash from operations should again exceed $300 million for the full year. Capital expenditures are expected to be about $100 million, and dividend payments should approximate $160 million.

The company continues to seek acquisition opportunities that fit its strategy and meet its criteria. On January 12, 2012, the company completed its $188 million acquisition of Western Tube. Given this use of cash, stock repurchases during 2012 are anticipated to be lower than in recent years, perhaps even zero. As is typical, the company expects to issue approximately 3 million shares to employees via employee benefit plans.

SEGMENT RESULTS – Fourth Quarter 2011 (versus 4Q 2010)

Residential Furnishings – Total sales increased $25 million, or 6%, largely from inflation; unit volume grew 1%. EBIT (earnings before interest and income taxes) decreased $7 million due to restructuring-related costs of $7 million.

Commercial Fixturing & Components – Total sales decreased $4 million, or 4%. Lower sales and production levels contributed to the $3 million decrease in EBIT. Restructuring-related costs were $3 million in both periods.

Industrial Materials – Total sales increased $30 million, or 18%, reflecting steel-related price inflation and higher trade sales from our steel mill. The $21 million EBIT decline reflects $22 million of restructuring-related costs.

Specialized Products – Total sales increased $10 million, or 6%, primarily from unit volume growth in all three sectors of the segment. EBIT decreased $3 million, with the benefit from higher volumes more than offset by restructuring-related costs of $5 million.

SEGMENT RESULTS – Full Year 2011 (versus 2010)

Residential Furnishings – Total sales from Continuing Operations increased $90 million, or 5%, largely from inflation and currency, which generated little profit. Unit volume was flat. EBIT from Continuing Operations decreased $22 million, primarily due to restructuring-related costs, less favorable sales mix, inflation, and other operating costs.

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Commercial Fixturing & Components – Total sales from Continuing Operations decreased $27 million, or 5%, due to reduced volumes in the store fixture operations. EBIT from Continuing Operations decreased $7 million as a result of the sales decline.

Industrial Materials – Total sales from Continuing Operations increased $132 million, or 18%, reflecting steel-related price inflation and higher trade sales from our steel mill. EBIT decreased $27 million mainly as a result of restructuring-related costs, and lower wire and tubing volumes.

Specialized Products – Total sales from Continuing Operations increased $107 million, or 17%, primarily from unit volume growth in all three sectors of the segment. EBIT from Continuing Operations increased $11 million, with the benefit from higher volumes partially offset by higher raw material costs, currency impacts, and restructuring-related costs.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Tuesday, February 7. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. First quarter results will be released after the market closes on Thursday, April 26, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 129-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT				December 31, 2011

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2011	2010	Change	2011	2010	Change
Net sales (from continuing operations)	$854.1	$801.9	7%	$3,636.0	$3,359.1	8%
Cost of goods sold	711.1	660.4		2,970.7	2,703.7

Gross profit	143.0	141.5		665.3	655.4
Selling & administrative expenses	94.3	85.6	10%	382.1	354.3	8%
Amortization	4.4	5.0		18.8	19.8
Other expense (income), net	31.4	0.8		26.6	(6.7)

Earnings before interest and taxes	12.9	50.1	(74%)	237.8	288.0	(17%)
Net interest expense	8.3	8.7		31.6	32.5

Earnings before income taxes	4.6	41.4		206.2	255.5
Income taxes	(4.7)	8.8		49.8	71.9

Net earnings from continuing operations	9.3	32.6		156.4	183.6
Discontinued operations, net of tax [1]	—	(0.1)		—	(0.8)

Net earnings	9.3	32.5		156.4	182.8
Less net income from non-controlling interest	(0.6)	(1.1)		(3.1)	(6.2)

Net earnings attributable to L&P	$8.7	$31.4	(72%)	$153.3	$176.6	(13%)

Earnings per diluted share
From continuing operations	$0.06	$0.21		$1.04	$1.16
From discontinued operations	$0.00	($0.00)		$0.00	($0.01)
Net earnings per diluted share	$0.06	$0.21	(71%)	$1.04	$1.15	(9%)
Shares outstanding
Common stock (at end of period)	139.4	146.2	(5%)	139.4	146.2
Basic (average for period)	143.0	150.1		145.4	151.2
Diluted (average for period)	144.7	152.4		147.0	153.3

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2011	2010	Change	2011	2010	Change
Net earnings	$9.3	$32.5		$156.4	$182.8
Depreciation and amortization	28.7	31.6		116.9	122.8
Working capital decrease (increase)	56.1	73.4		(13.8)	(17.5)
Asset Impairment	31.5	0.0		34.9	2.4
Other operating activity	1.3	16.6		34.5	72.0

Net Cash from Operating Activity	$126.9	$154.1	(18%)	$328.9	$362.5	(9%)
Additions to PP&E	(18.3)	(19.1)	(4%)	(75.0)	(67.7)	11%
Purchase of companies, net of cash	0.0	(4.5)		(6.6)	(4.9)
Proceeds from asset sales	6.5	1.7		26.8	28.9
Dividends paid	(38.9)	(39.5)		(155.9)	(154.9)
Repurchase of common stock, net	2.8	(25.6)		(204.8)	(106.3)
Additions (payments) to debt, net	(60.1)	(75.1)		65.1	(45.8)
Other	(1.4)	(24.2)		13.3	(27.8)

Increase (Decr.) in Cash & Equiv.	$17.5	$(32.2)		$(8.2)	$(16.0)

FINANCIAL POSITION	31-Dec

(In millions)	2011	2010	Change
Cash and equivalents	$236.3	$244.5
Receivables	503.6	478.9
Inventories	441.0	435.3
Other current assets	43.1	60.4

Total current assets	1,224.0	1,219.1	0%
Net fixed assets	580.6	624.2
Held for sale	19.6	24.9
Goodwill and other assets	1,090.9	1,132.8

TOTAL ASSETS	$2,915.1	$3,001.0	(3%)

Trade accounts payable	$256.6	$226.4
Current debt maturities	2.5	2.2
Other current liabilities	326.9	294.4

Total current liabilities	586.0	523.0	12%
Long term debt	833.3	762.2	9%
Deferred taxes and other liabilities	188.1	191.4
Equity	1,307.7	1,524.4	(14%)

Total Capitalization	2,329.1	2,478.0

TOTAL LIABILITIES & EQUITY	$2,915.1	$3,001.0

1 Primarily includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).

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LEGGETT & PLATT				December 31, 2011

SEGMENT RESULTS	FOURTH QUARTER			YEAR TO DATE
(In millions)	2011	2010	Change	2011	2010	Change
External (Trade) Sales
Residential Furnishings	$434.7	$409.5	6.2%	$1,827.8	$1,739.3	5.1%
Commercial Fixturing & Components	96.8	100.8	(4.0%)	502.4	530.7	(5.3%)
Industrial Materials	148.1	123.6	19.8%	616.7	498.0	23.8%
Specialized Products	174.5	168.0	3.9%	689.1	591.1	16.6%

Total	$854.1	$801.9	6.5%	$3,636.0	$3,359.1	8.2%

Inter-Segment Sales
Residential Furnishings	$1.9	$1.8		$8.6	$7.5
Commercial Fixturing & Components	1.0	1.0		4.9	4.1
Industrial Materials	52.6	46.6		240.1	227.2
Specialized Products	12.7	9.0		47.1	38.2

Total	$68.2	$58.4		$300.7	$277.0

Total Sales
Residential Furnishings	$436.6	$411.3	6.2%	$1,836.4	$1,746.8	5.1%
Commercial Fixturing & Components	97.8	101.8	(3.9%)	507.3	534.8	(5.1%)
Industrial Materials	200.7	170.2	17.9%	856.8	725.2	18.1%
Specialized Products	187.2	177.0	5.8%	736.2	629.3	17.0%

Total	$922.3	$860.3	7.2%	$3,936.7	$3,636.1	8.3%

EBIT
Residential Furnishings	$20.7	$27.4	(24%)	$137.5	$159.7	(14%)
Commercial Fixturing & Components	(6.7)	(3.5)	(91%)	15.7	23.1	(32%)
Industrial Materials	(10.9)	10.4	(205%)	28.4	55.2	(49%)
Specialized Products	16.9	19.8	(15%)	77.0	66.2	16%
Intersegment eliminations and other	(1.2)	1.4		(6.8)	(1.2)
Change in LIFO reserve	(5.9)	(5.4)		(14.0)	(15.0)

Total	$12.9	$50.1	(74%)	$237.8	$288.0	(17%)

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	4.7%	6.7%	(200)	7.5%	9.1%	(160)
Commercial Fixturing & Components	(6.9%)	(3.4%)	(350)	3.1%	4.3%	(120)
Industrial Materials	(5.4%)	6.1%	(1150)	3.3%	7.6%	(430)
Specialized Products	9.0%	11.2%	(220)	10.5%	10.5%	0

Overall from Continuing Operations	1.5%	6.2%	(470)	6.5%	8.6%	(210)

LAST SIX QUARTERS	2010		2011
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	867	802	896	945	941	854
Sales Growth (vs. prior year)	7%	4%	10%	8%	9%	7%
EBIT ($ million)	76	50	74	79	72	13
EBIT Margin	8.7%	6.2%	8.3%	8.4%	7.6%	1.5%
Net Earnings – excludes discontined oper. ($m)	48	32	45	55	45	9
Net Margin – excludes discontinued operations	5.5%	3.9%	5.0%	5.8%	4.8%	1.0%
EPS – continuing operations (diluted)	$0.31	$0.21	$0.30	$0.37	$0.31	$0.06
Cash from Operations ($ million)	91	154	47	54	101	127

Net Debt to Net Capitalization
Long term debt	834	762	822	857	897	833.3
Current debt maturities	10	2	2	2	2	2.5
Less cash and equivalents	(277)	(244)	(195)	(203)	(219)	(236.3)

Net Debt	567	520	629	656	680	599.5

Total capitalization	2529	2478	2481	2517	2418	2329.1
Current debt maturities	10	2	2	2	2	2.5
Less cash and equivalents	(277)	(244)	(195)	(203)	(219)	(236.3)

Net Capitalization	2262	2236	2288	2316	2201	2095.3

Long Term Debt to Total Capitalization	33.0%	30.8%	33.1%	34.0%	37.1%	35.8%
Net Debt to Net Capital	25.1%	23.3%	27.5%	28.3%	30.9%	28.6%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	0%	(1%)	6%	2%	6%	6%
Commercial Fixturing & Components	4%	1%	(9%)	(2%)	(5%)	(4%)
Industrial Materials	13%	18%	19%	18%	18%	18%
Specialized Products	28%	16%	28%	20%	17%	6%
Overall from Continuing Operations	8%	6%	10%	8%	9%	6%

1 Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful

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